Exhibit 99.6

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to the summary of and references to the valuation analyses performed by J.P. Morgan Securities Inc. contained in the Registration Statement on Form F-4 of Terranova S.A. (the “Company”) relating to the proposed merger of the Company and Masisa S.A. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ Juan Ignacio Langlois

Name: Juan Ignacio Langlois
Title: Vice President

March 16, 2005